Exhibit 99.1

For Release at 8:00 AM EST on Tuesday, January 25, 2011

Gasco Energy Announces 2010 Year-End Proved Reserves

DENVER — January 25, 2011 — Gasco Energy, Inc. (NYSE Amex: GSX) today announced 2010 year-end total proved reserves of 42.5 billion cubic feet of natural gas equivalent (“Bcfe”), comprised of 39.7 billion cubic feet (“Bcf”) of natural gas and 465,000 barrels of liquids.  The Company’s reserve mix is 93% natural gas and 7% liquid hydrocarbons.  At year-end 2010, 100% of the Company’s reserves were classified as proved developed.  By comparison, Gasco’s total proved reserves at year-end 2009 were 46.9 Bcfe, all of which were classified as proved developed.

Proved Reserves Summary at December 31, 2010

Category	% of Reserves	2010 Proved Reserves (Mcfe)	2009 Proved Reserves (Mcfe)	% Chg.

Proved Developed Producing	86%	36,408,000	36,664,000	(0.7)%
Proved Developed Non-Producing	14%	6,107,000	10,271,000	(40.5)%
Proved Undeveloped	0%	—	—	0%

Total Proved	100%	42,514,000	46,935,000	(9.4)%

Totals may not add due to rounding.

Reserve Reconciliation	Gas Mcf	Oil Bbl	Equivalents Mcfe

Balance, December 31, 2009	44,230,000	451,000	46,935,000
Extensions and discoveries	—	—	—
Revisions of previous estimates	340,000	69,000	754,000
Sales of reserves in place	(2,213,000)	(19,000)	(2,327,000)
Production	(3,812,000)	(41,000)	(4,058,000)
Purchases of reserves in place	1,181,000	4,000	1,205,000
Balance, December 31, 2010	39,727,000	465,000	42,514,000

Proved Developed Reserves	39,727,000	465,000	42,514,000

Totals may not add due to rounding.

Gasco’s proved reserves at December 31, 2010 were computed using SEC guidelines that went into effect for the reporting of year-end 2009 proved reserves.  Commodity prices used in calculating the economic quantities of reserves are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2010 through December 2010.

For natural gas volumes, the Wyoming pool spot price of $3.96 per million British thermal units (“MMBtu”) is adjusted by lease for energy content and transportation fees.  For oil volumes, the average West Texas Intermediate posted price of $75.96 per barrel is adjusted for quality and local price differential.  For 2010, Gasco’s average adjusted product prices held constant used in calculating reserve quantities were $3.62 per thousand cubic feet of natural gas (“Mcf”) and $64.97 per barrel of oil.  This compares to the 2009 price deck of $2.87 per Mcf and $44.94 per barrel of oil used to calculate 2009 proved reserves.

Based on these prices, the estimated discounted net present value of Gasco’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10”) was $46.9 million at December 31, 2010.  For December 31, 2009, the SEC PV-10 number was $35.6 million.

All of the reserves valued in the report are located in Gasco’s Riverbend Project area in Carbon, Duchesne, and Uintah Counties in Utah’s Uinta Basin.  Reserve estimates are engineered by independent reservoir engineering consultants, Netherland, Sewell & Associates, Inc. and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins.  The proved reserves are also in accordance with Financial Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas.  In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves that may exist for Gasco’s properties.

2010 Capital Expenditure Program

Gasco also announced today that its Board of Directors approved an initial capital expenditure budget (“Capex”) of $6 million for its 2011 oil and gas activities. In the Uinta Basin, the Company allocated approximately $2.4 million for its continued up-hole recompletion program targeting natural gas and an additional $1.6 million for the drilling and completion of two Green River Formation oil wells.  A large part of the remaining $2.0 million budget may be allocated to additional investment in existing and new California oil and gas prospects in the San Joaquin Basin.  Capex will be funded primarily from cash on hand, cash flow from operations and borrowings under the Company’s reserve-based revolving line of credit.  The initial 2011 Capex budget is subject to market conditions, drilling results, oilfield service availability, and commodity prices.

Management Comment

Gasco’s CEO and President King Grant said: “We benefitted from upward reserve revisions of 750 MMcfe, or 18.5% of 2010’s produced volumes, due to improved well performance in both oil and gas wells.  The 40% decrease in proved developed non-producing reserves is attributed to the new production brought online in 2010 as a result of our up-hole recompletion program that focuses entirely on targeting reserves that are classified as proved developed non-producing.  Given that we drilled no new wells in 2010 and could book no new reserves through the drill bit, we are pleased to have held our reserve base relatively constant with only a 9% decrease year-over-year.

“We have been closely following the continued success experienced by other operators in the Green River oil play in the Uinta.  Given the crude oil price environment, we plan to commit a portion of our 2011 preliminary budget to oil drilling.  We intend to commence a two-well Green River oil program to test its productive potential across what we estimate to be over 11,000 net acres that are prospective for these shallow 4,500-foot to 6,000-foot oil wells.  The first well is permitted and is expected to spud in the second quarter 2011.  The pre-spud estimate for recoverable reserves from this two-well program is 100,000 barrels of oil. We will closely monitor commodity prices and our cash flow during 2011 and may modify our investment plans as conditions warrant.”

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology.  Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described (1) under Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 3, 2010, and (2) in Gasco’s other reports and registration statements filed from time to time with the SEC.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.